FOR IMMEDIATE RELEASE                                                                                                                                          NR09-19

DYNEGY ANNOUNCES THIRD QUARTER 2009 FINANCIAL RESULTS

•	Adjusted EBITDA of $388 million up 44 percent period-over-period primarily due to:
o	The sale and assignment of a multi-year power sales contract;
o	Higher capacity and tolling revenues; and
o	Higher realized energy prices in the Midwest

•
Net loss attributable to Dynegy Inc. of $212 million reflects after-tax charges of $238 million primarily related to asset impairments and $78 million of after-tax mark-to-market losses; compares to net income of $605 million for the third quarter 2008, which included $542 million of after-tax mark-to-market gains

•	Production volumes down slightly period-over-period

•	Company raises and tightens 2009 guidance estimates and provides details behind 2010 guidance estimates

HOUSTON (November 5, 2009) – Dynegy Inc. (NYSE: DYN) today announced that Adjusted EBITDA for the third quarter 2009 was $388 million, compared to $269 million for the third quarter 2008.  The period-over-period increase in Adjusted EBITDA was primarily related to the sale and assignment of a multi-year power sales contract, higher capacity and tolling revenues and higher realized energy prices in the Midwest.  The company also reported a net loss attributable to Dynegy Inc. of $212 million or ($0.25) per diluted share for the third quarter 2009, compared to net income of $605 million or $0.72 per diluted share for the third quarter 2008.  The net loss in the third quarter 2009 was primarily driven by asset impairment charges and mark-to-market losses.  GAAP results include mark-to-market losses of $128 million ($78 million after tax) for the third quarter 2009, compared to mark-to-market gains of $889 million ($542 million after tax) for the third quarter 2008.

“While Dynegy’s third quarter financial results continued to be impacted by the overall weakness in U.S. energy prices, we again demonstrated the benefits of having a diverse, well-operated fleet of power generation assets,” said Bruce A. Williamson, Chairman, President and Chief Executive Officer of Dynegy Inc.  “Increased production volumes from our Midwest and Northeast combined-cycle facilities helped to partially offset reduced run-times from coal-fired generation.  This fleet diversity contributed to third quarter production volumes that were down only slightly period-over-period.  Our operational performance also included strong reliability levels, with in-market availability of 92 percent for our baseload coal fleet.

“Dynegy’s capital structure currently includes available liquidity of $2.1 billion, with cash-on-hand of $699 million,” Williamson added.  “Following the anticipated completion of the sale of assets to LS Power in the fourth quarter, we will have improved financial strength to address near-term debt maturities and other obligations as we manage through the current depressed commodity markets and position the company to deliver long-term value to investors.”

A comparison of the company’s third quarter results period-over-period is set forth in the table below (in millions of dollars, except per share amounts).  The non-GAAP financial measures of EBITDA, Adjusted EBITDA, Adjusted Cash Flow from Operations and Adjusted Free Cash Flow are used by management to evaluate Dynegy's business on an ongoing basis.  Definitions, purposes and uses of such non-GAAP measures are included in Item 2.02 to our Current Report on Form 8-K filed with the SEC on November 5, 2009, which is available on the company’s website free of charge at www.dynegy.com.  Reconciliations of these measures to the most directly comparable GAAP measures are included in the accompanying schedules to this news release.

	Three Months Ended 09/30/2009 (unaudited)	Three Months Ended 09/30/2008 (unaudited)
Basic Income (Loss) Per Share Attributable to Dynegy Inc.	$(0.25)	$0.72
Diluted Income (Loss) Per Share Attributable to Dynegy Inc.	$(0.25)	$0.72

Net Income (Loss) Attributable to Dynegy Inc.	$(212)	$605
Add Back:
Income Tax Expense (Benefit)	(118)	414
Interest Expense	115	105
Depreciation and Amortization Expense	87	91
EBITDA	(128)	1,215
Plus / (Less):
Impairments	383	-
Mark-to-Market Losses (Gains), Net	128	(889)
Sandy Creek Mark-to-Market Losses	5	-
Gain on Sale of Rolling Hills	-	(57)
Adjusted EBITDA	$388	$269

Power Generation

Dynegy’s diversified power generation business includes three business segments: the Midwest, with approximately 8,400 megawatts of generation capacity; the West, with approximately 5,500 megawatts of generation capacity; and the Northeast, with approximately 3,800 megawatts of generation capacity.

Adjusted EBITDA from the power generation segments was $431 million for the third quarter 2009, compared to $307 million for the third quarter 2008.

Management does not allocate interest expense and income taxes on a segment level and therefore uses operating income as the most directly comparable GAAP measure.  Operating income from the power generation segments was $40 million for the third quarter 2009, compared to $1.1 billion for the third quarter 2008.

Operating income from continuing and discontinued operations during the third quarter 2009 reflected $382 million in impairment charges ($234 million after tax) that were recorded based on the accounting classification of the eight power generation facilities anticipated to be sold to LS Power as held for sale.  Operating income from continuing and discontinued operations during the third quarter 2009 also reflected mark-to-market losses of $128 million.  This compares to mark-to-market gains of $889 million for the third quarter 2008, when forward market power prices decreased during the period.

The following factors influenced the quarter’s results as compared to the third quarter 2008.  Please read the accompanying schedules to this news release for additional information.

•
Midwest – Adjusted EBITDA benefited from the sale and assignment of a multi-year power sales contract and higher realized energy prices that were contracted prior to the market downturn.  Midwest production volumes decreased 7 percent period-over-period.  This was primarily due to a 12 percent reduction in coal facility volumes that was largely related to decreased demand attributed to mild summer weather and increased off-peak wind generation.  This decline was partially offset by a 15 percent increase in volumes related to the company’s natural gas facilities.  Specifically, the company’s natural gas combined-cycle facilities experienced increased run-times due to coal-to-gas switching in PJM.

•	West – Adjusted EBITDA benefited from increased tolling and capacity revenues. Production volumes decreased 5 percent due to weak spark spreads attributed to lower demand and mild weather.
•
Northeast – Adjusted EBITDA benefited from a 20 percent increase in production volumes attributed to natural gas combined-cycle facilities, which benefited from coal-to-gas switching in the region and reduced transmission congestion.  This was partially offset by reduced run-times for coal- and oil-fired units due to compressed spark spreads.

Adjusted Cash Flow from Operations for generation was $690 million for the nine months ended September 30, 2009, while maintenance and environmental capital expenditures were $103 million and $241 million, respectively.  Adjusted Cash Flow from Operations for generation was $764 million for the nine months ended September 30, 2008, while maintenance and environmental capital expenditures were $83 million and $171 million, respectively.  Adjusted Free Cash Flow from the power generation business was $346 million for the nine months ended September 30, 2009, compared to $510 million for the nine months ended September 30, 2008.

On a GAAP basis, Cash Flow from Operations for generation was $683 million for the nine months ended September 30, 2009, compared to $757 million for the nine months ended September 30, 2008.  Net cash used in investing activities was $341 million for the nine months ended September 30, 2009, compared to net cash used in investing activities of $108 million for the nine months ended September 30, 2008.  Net cash provided by financing activities was $47 million for the nine months ended September 30, 2009, compared to net cash provided by financing activities of $133 million for the nine months ended September 30, 2008.

Other

Other primarily consists of general and administrative expenses, partially offset by interest income.  In Other, the company reported a $43 million Adjusted loss before interest, taxes and depreciation and amortization ($47 million operating loss) during the third quarter 2009, compared to an Adjusted loss of $38 million ($51 million operating loss) during the third quarter 2008.   The higher Adjusted loss during the third quarter 2009 was primarily related to a decrease in interest income due to lower interest rates.

Consolidated Interest Expense and Taxes

The company’s interest expense totaled $115 million for the third quarter 2009, compared to $105 million for the third quarter 2008.  The increase was primarily attributable to $14 million of expenses related to the change in value and settlement of interest rate swaps associated with the Plum Point credit agreement, partially offset by lower LIBOR rates on the company’s variable-rate debt.

The third quarter 2009 income tax benefit from continuing operations was $34 million, compared to an income tax expense from continuing operations of $392 million for the third quarter 2008.

Liquidity

As of September 30, 2009, Dynegy’s liquidity was $1.9 billion.  This consisted of $703 million in cash on hand and $1.2 billion in unused availability under the company’s credit facility.

The company’s previously disclosed transaction with LS Power is expected to be completed in the fourth quarter 2009, with an anticipated increase in available cash and liquidity of more than $1 billion.

Cash Flow

Adjusted Cash Flow from Operations totaled an inflow of $336 million for the nine months ended September 30, 2009.  There was a cash inflow of $690 million from the power generation business, offset by outflows of $354 million in Other resulting primarily from interest payments and general and administrative expenses, net of interest income.

For the nine months ended September 30, 2009, Dynegy’s Adjusted Free Cash Flow was an outflow of $13 million.  Capital expenditures included maintenance and environmental capital expenditures of $108 million and $241 million, respectively, the latter of which reflects the company’s continuing investment in environmental upgrades.

For the nine months ended September 30, 2008, Dynegy’s Adjusted Free Cash Flow was an inflow of $156 million.  This consisted of Adjusted Cash Flow from Operations of $421 million, offset by maintenance and environmental capital expenditures of $94 million and $171 million, respectively.

On a GAAP basis, Cash Flow from Operations for the nine months ended September 30, 2009, and September 30, 2008, was $304 million and $397 million, respectively.  Net cash used in investing activities for the nine months ended September 30, 2009, was $341 million, compared to net cash used in investing activities of $108 million for the nine months ended September 30, 2008.  Net cash provided by financing activities for the nine months ended September 30, 2009, was $47 million, compared to net cash provided by financing activities of $133 million for the nine months ended September 30, 2008.

2009 Guidance Estimates

Adjusted EBITDA, Adjusted Cash Flow from Operations and Adjusted Free Cash Flow ranges for 2009 have been raised and tightened from the previous ranges presented on August 10, 2009.

The new estimates are:

•	A range of Adjusted EBITDA of $730 million to $760 million;
•	A range of Adjusted Cash Flow from Operations of $75 million to $105 million; and
•	A range of Adjusted Free Cash Flow of $(425) million to $(395) million.

Adjusted EBITDA improved due to the sale and assignment of a power sales contract, partially offset by the purchase of additional options that provide downside protection in future periods.  Additionally, ranges were tightened across all of the company’s operating segments.  The decline in Adjusted Cash Flow from Operations and Adjusted Free Cash Flow resulted from increased cash collateral postings related to 2010 and 2011 contracted positions.  This additional cash outflow is currently the most efficient means of collateralizing the company’s hedging program due to the favorable economics of posting cash in lieu of letters of credit for exchange-traded positions.  However, the company could decide to exchange letters of credit for cash, resulting in a significant cash inflow.

The guidance estimates for the most directly comparable measures on a GAAP basis include:

•	A range of Net Loss of $(1.2) billion to $(1.1) billion;
•	A range of Cash Flow from Operations of $45 million to $75 million;
•	Net Cash provided by Investing Activities of $260 million; and
•	Net Cash used in Financing Activities of $(555) million.

These estimates reflect quoted forward commodity price curves as of October 6, 2009.  These estimates also reflect assumptions regarding, among other things, sales volumes, fuel costs and other operational activities.

2010 Guidance Estimates

On August 10, 2009, the company provided an Adjusted EBITDA range of $425 million to $550 million for 2010.  In today’s news release, the company is reaffirming that range and providing additional 2010 guidance estimate ranges relating to Adjusted Cash Flow from Operations and Adjusted Free Cash Flow.  These ranges reflect business changes, including the sale of eight power generation facilities and a power generation project under construction, that are expected to result from the pending transaction with LS Power.  The transaction is expected to close in the fourth quarter 2009 assuming all necessary closing conditions are satisfied.

The estimates are:

•	A range of Adjusted EBITDA of $425 million to $550 million;
•	A range of Adjusted Cash Flow from Operations of $(15) million to $110 million; and
•	A range of Adjusted Free Cash Flow of $(360) million to $(235) million. This primarily reflects the significant investment in environmental capital expense to reduce emissions.

The guidance estimates for the most directly comparable measures on a GAAP basis include:

•	A range of Net Loss of $(250) million to $(175) million;
•	A range of Cash Flow from Operations of $(15) million to $110 million;
•	Net Cash used in Investing Activities of $(345) million; and
•	Net Cash used in Financing Activities of $(65) million.

These estimates reflect quoted forward commodity price curves as of October 6, 2009.  These estimates also reflect assumptions regarding, among other things, a liability management program, sales volumes, fuel costs and other operational activities.

Investor Conference Call/Web Cast

Dynegy will discuss its third quarter 2009 financial results during an investor conference call and web cast today, November 5, 2009, at 9 a.m. ET/8 a.m. CT.  Participants may access the web cast and the related presentation materials in the “Investor Relations” section of www.dynegy.com.

About Dynegy Inc.

Through its subsidiaries, Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets.  The power generation portfolio consists of approximately 17,700 megawatts of baseload, intermediate and peaking power plants fueled by a mix of natural gas, coal and fuel oil.  DYNC

Certain statements included in this news release are intended as “forward-looking statements.”  These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements concerning: anticipated earnings or cash flows; the closing of the LS Power transaction and the timing, terms or success thereof; Dynegy’s commercial strategy; and Dynegy’s estimated financial results for 2009 and 2010.  Historically, Dynegy’s performance has deviated, in some cases materially, from its cash flow and earnings estimates and Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements.  While Dynegy would expect to update these estimates on a quarterly basis, it does not intend to update these estimates during any quarter because definitive information regarding its quarterly financial results is not available until after the books for the quarter have been closed. Accordingly, Dynegy expects to provide updates only after it has closed the books and reported the results for a particular quarter, or otherwise as may be required by applicable law.

Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements.  Specifically, Dynegy cautions that: the LS Power transaction may not close on the timing and terms expected, if at all; market fundamentals and trends may not be to Dynegy’s benefit or as Dynegy anticipates; Dynegy’s capital resources and available liquidity may be negatively impacted by market forces beyond its control, reducing capital available for discretionary or other purposes; Dynegy’s asset base may not perform at the level anticipated; changes in commodity prices for fuel and power may negatively impact Dynegy and impact its ability to continue to satisfy its credit agreement financial covenants; and uncertainties exist regarding environmental regulations, litigation and other legal, legislative or regulatory developments and their potential impacts on Dynegy’s businesses.  More information about the risks and uncertainties relating to these forward-looking statements is found in Dynegy’s SEC filings, including its Annual Report on Form 10-K, as supplemented, for the year ended December 31, 2008, its Quarterly Reports on Forms 10-Q for the quarters ended March 31, 2009, and June 30, 2009, and its Current Reports, all of which are available free of charge on Dynegy’s website at www.dynegy.com.  Dynegy expressly disclaims any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law.

DYNEGY INC.
REPORTED UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN MILLIONS, EXCEPT PER SHARE DATA)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenues	$673	$1,759	$2,027	$2,550
Cost of sales	(286)	(498)	(927)	(1,326)
Operating and maintenance expense, exclusive of depreciation and amortization shown separately below	(121)	(122)	(373)	(344)
Depreciation and amortization expense	(83)	(85)	(258)	(258)
Gain on sale of assets	-	57	-	83
Goodwill impairments	-	-	(433)	-
Impairments and other charges, exclusive of goodwill impairments shown separately above	(148)	-	(535)	-
General and administrative expenses	(42)	(48)	(125)	(126)
Operating income (loss)	(7)	1,063	(624)	579

Earnings (losses) from unconsolidated investments	(8)	(5)	13	(17)
Interest expense	(115)	(105)	(311)	(322)
Other income and expense, net	2	11	10	46
Income (loss) from continuing operations before income taxes	(128)	964	(912)	286

Income tax benefit (expense)	34	(392)	147	(121)
Income (loss) from continuing operations	(94)	572	(765)	165

Income (loss) from discontinued operations, net of tax	(129)	32	(141)	13
Net income (loss)	(223)	604	(906)	178

Less: Net loss attributable to the noncontrolling interests	(11)	(1)	(14)	(3)
Net income (loss) attributable to Dynegy Inc.	$(212)	$605	$(892)	$181

Basic income (loss) per share attributable to Dynegy Inc. common stockholders:
Income (loss) from continuing operations (1)	$(0.10)	$0.68	$(0.89)	$0.20
Income (loss) from discontinued operations	(0.15)	0.04	(0.17)	0.02
Basic income (loss) per share attributable to Dynegy Inc. common stockholders	$(0.25)	$0.72	$(1.06)	$0.22

Diluted income (loss) per share attributable to Dynegy Inc. common stockholders:
Income (loss) from continuing operations (1)	$(0.10)	$0.68	$(0.89)	$0.20
Income (loss) from discontinued operations	(0.15)	0.04	(0.17)	0.02
Diluted income (loss) per share attributable to Dynegy Inc. common stockholders:	$(0.25)	$0.72	$(1.06)	$0.22

Basic shares outstanding	843	840	842	840
Diluted shares outstanding	846	842	845	842

(1)	A reconciliation of basic loss per share from continuing operations attributable to Dynegy Inc. to diluted loss per share from continuing operations attributable to Dynegy Inc. is presented below:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Income (loss) from continuing operations	$(94)	$572	$(765)	$165
Less: Net loss attributable to the noncontrolling interests	(11)	(1)	(14)	(3)
Income (loss) from continuing operations attributable to Dynegy Inc. for basic and diluted loss per share	$(83)	$573	$(751)	$168

Basic weighted-average shares	843	840	842	840

Effect of dilutive securities:
Stock options and restricted stock	3	2	3	2
Diluted weighted-average shares	846	842	845	842

Income (loss) per share from continuing operations attributable to Dynegy Inc.:
Basic	$(0.10)	$0.68	$(0.89)	$0.20

Diluted (2)	$(0.10)	$0.68	$(0.89)	$0.20

(2)
Entities with a net loss from continuing operations are prohibited from including potential common shares in the computation of diluted per-share amounts. Accordingly, Dynegy Inc. has utilized the basic shares outstanding amount to calculate both basic and diluted loss per share for the three and nine months ended September 30, 2009.

DYNEGY INC.
REPORTED SEGMENTED RESULTS OF OPERATIONS
THREE MONTHS ENDED SEPTEMBER 30, 2009
(UNAUDITED) (IN MILLIONS)

	Power Generation
	GEN - MW	GEN - WE	GEN - NE	OTHER	Total
Net loss attributable to Dynegy Inc.					$(212)
Plus / (Less):
Income tax benefit					(118)
Interest expense					115
Depreciation and amortization expense					87
EBITDA (1)	$73	$(167)	$9	$(43)	$(128)
Plus / (Less):
Asset impairments (2)	147	235	1	-	383
Sandy Creek mark-to-market losses (3)	-	5	-	-	5
Mark-to-market losses, net	44	39	45	-	128
Adjusted EBITDA (1)	$264	$112	$55	$(43)	$388

(1)
EBITDA and Adjusted EBITDA are non-GAAP financial measures. Please refer to Item 2.02 of our Form 8-K filed on November 5, 2009, for definitions, utility and uses of such non-GAAP financial measures. A reconciliation of EBITDA to Operating income (loss) is presented below. Management does not allocate interest expenses and income taxes on a segment level and therefore uses Operating income (loss) as the most directly comparable GAAP measure.

	Power Generation
	GEN - MW	GEN - WE	GEN - NE	OTHER	Total

Operating income (loss)	$5	$34	$1	$(47)	$(7)
Losses from unconsolidated investments	-	(8)	-	-	(8)
Other items, net	-	1	-	1	2
Net loss attributable to the noncontrolling interests	11	-	-	-	11
Depreciation and amortization expense	57	15	8	3	83
EBITDA from continuing operations	73	42	9	(43)	81
EBITDA from discontinued operations (4)	-	(209)	-	-	(209)
EBITDA	$73	$(167)	$9	$(43)	$(128)

(2)
On August 9, 2009, we entered into a purchase and sale agreement with LS Power. At that time, the assets included in the agreement met the criteria of held for sale. As a result, we recognized pre-tax charges of approximately $382 million ($234 million after-tax) related to asset impairments. Below is the breakdown of the asset impairment charges by region:

	Pre-tax	After-tax
GEN-MW
Renaissance	$65	$40
Riverside/Foothills	18	11
Rocky Road	22	14
Tilton	42	26
Total (a)	$147	$91
GEN-WE
Arlington Valley	$112	$68
Griffith	123	75
Total (b)	$235	$143

(a) These charges are included in Impairments and other charges on our Reported Unaudited Condensed Consolidated Statements of Operations and will be further described in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009.

(b) These charges are included in Income (loss) from discontinued operations, net on our Reported Unaudited Condensed Consolidated Statements of Operations and will be further described in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009.

In addition, GEN-NE also included a $1 million ($1 million after-tax) impairment charge related to our Roseton and Danskammer power generation facilities as a result of continued expected cash flow losses related to these assets. This charge is included in Impairments and other charges on our Reported Unaudited Condensed Consolidated Statements of Operations and will be further described in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009.

(3)
We recognized pre-tax losses of approximately $5 million ($3 million after-tax) related to the change in fair value of the Sandy Creek Project interest rate swaps. This loss is included in Earnings (losses) from unconsolidated investments on our Reported Unaudited Condensed Consolidated Statements of Operations.

(4)	A reconciliation of EBITDA from discontinued operations to Loss from discontinued operations, net of tax, is presented below.

EBITDA from discontinued operations		$(209)
Depreciation and amortization expense from discontinued operations		(4)
Income tax benefit from discontinued operations		84
Loss from discontinued operations, net of tax		$(129)

DYNEGY INC.
REPORTED SEGMENTED RESULTS OF OPERATIONS
THREE MONTHS ENDED SEPTEMBER 30, 2008
(UNAUDITED) (IN MILLIONS)

	Power Generation
	GEN - MW	GEN - WE	GEN - NE	OTHER	Total
Net income attributable to Dynegy Inc.					$605
Plus / (Less):
Income tax expense					414
Interest expense					105
Depreciation and amortization expense					91
EBITDA (1)	$807	$229	$217	$(38)	$1,215
Plus / (Less):
Gain on sale of Rolling Hills (2)	(57)	-	-	-	(57)
Mark-to-market gains, net	(568)	(146)	(175)	-	(889)
Adjusted EBITDA (1)	$182	$83	$42	$(38)	$269

(1)
EBITDA and Adjusted EBITDA are non-GAAP financial measures. Please refer to Item 2.02 of our Form 8-K filed on November 5, 2009, for definitions, utility and uses of such non-GAAP financial measures. A reconciliation of EBITDA to Operating income (loss) is presented below. Management does not allocate interest expenses and income taxes on a segment level and therefore uses Operating income (loss) as the most directly comparable GAAP measure.

	Power Generation
	GEN - MW	GEN - WE	GEN - NE	OTHER	Total

Operating income (loss)	$757	$153	$204	$(51)	$1,063
Losses from unconsolidated investments	-	(5)	-	-	(5)
Other items, net	-	1	(1)	11	11
Net loss attributable to the noncontrolling interests	1	-	-	-	1
Add: Depreciation and amortization expense	49	20	14	2	85
EBITDA from continuing operations	807	169	217	(38)	1,155
EBITDA from discontinued operations (3)	-	60	-	-	60
EBITDA	$807	$229	$217	$(38)	$1,215

(2)
We recognized a pre-tax gain of approximately $57 million ($32 million after-tax) on the sale of our Rolling Hills power generation facility. This gain is included in Gain on sale of assets on our Reported Unaudited Condensed Consolidated Statements of Operations.

(3)	A reconciliation of EBITDA from discontinued operations to Income from discontinued operations, net of tax, is presented below.

EBITDA from discontinued operations		$60
	Depreciation and amortization expense from discontinued operations	(6)
Income tax expense from discontinued operations		(22)
Income from discontinued operations, net of tax		$32

DYNEGY INC.
REPORTED SEGMENTED RESULTS OF OPERATIONS
NINE MONTHS ENDED SEPTEMBER 30, 2009
(UNAUDITED) (IN MILLIONS)

	Power Generation
	GEN - MW	GEN - WE	GEN - NE	OTHER	Total
Net loss attributable to Dynegy Inc.					$(892)
Plus / (Less):
Income tax benefit (7)					(238)
Interest expense					311
Depreciation and amortization expense					273
EBITDA (1)	$302	$(344)	$(385)	$(119)	$(546)
Plus / (Less):
Asset impairments (2)	170	235	388	-	793
Goodwill impairment (3)	76	260	97	-	433
Gain on sale of Heard County (4)	-	(10)	-	-	(10)
Sandy Creek mark-to-market gains (5)	-	(20)	-	-	(20)
Mark-to-market losses, net	4	50	8	-	62
Adjusted EBITDA (1)	$552	$171	$108	$(119)	$712

(1)
EBITDA and Adjusted EBITDA are non-GAAP financial measures. Please refer to Item 2.02 of our Form 8-K filed on November 5, 2009, for definitions, utility and uses of such non-GAAP financial measures. A reconciliation of EBITDA to Operating income (loss) is presented below. Management does not allocate interest expenses and income taxes on a segment level and therefore uses Operating income (loss) as the most directly comparable GAAP measure.

	Power Generation
	GEN - MW	GEN - WE	GEN - NE	OTHER	Total

Operating income (loss)	$143	$(209)	$(424)	$(134)	$(624)
Earnings from unconsolidated investments	-	12	-	1	13
Other items, net	2	3	-	5	10
Net loss attributable to the noncontrolling interests	14	-	-	-	14
Depreciation and amortization expense	165	45	39	9	258
EBITDA from continuing operations	324	(149)	(385)	(119)	(329)
EBITDA from discontinued operations (6)	(22)	(195)	-	-	(217)
EBITDA	$302	$(344)	$(385)	$(119)	$(546)

(2)
During the second quarter 2009, we recognized pre-tax charges of approximately $202 million ($123 million after-tax) related to asset impairments. These impairments were recorded due to management's conclusion that it was more likely than not that these assets would be sold prior to the end of their previously estimated useful lives. On August 9, 2009, we entered into a purchase and sale agreement with LS Power. At that time, the assets included in the agreement met the criteria of held for sale. As a result, we recognized pre-tax charges of approximately $382 million ($234 million after-tax) related to asset impairments. Below is the breakdown of these asset impairment charges by region:

	Pre-tax	After-tax
GEN-MW
Renaissance (a)	$65	$40
Riverside/Foothills (a)	18	11
Rocky Road (a)	22	14
Tilton (a)	42	26
Blugrass (b)	23	14
Total	$170	$105
GEN-WE
Arlington Valley (b)	$112	$68
Griffith (b)	123	75
Total	$235	$143
GEN-NE
Bridgeport (a)	$179	$109
Total	$179	$109

(a) These charges are included in Impairments and other charges on our Reported Unaudited Condensed Consolidated Statements of Operations and will be further described in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009.

(b) These charges are included in Income (loss) from discontinued operations, net on our Reported Unaudited Condensed Consolidated Statements of Operations and will be further described in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009.

In addition, GEN-NE also included a $209 million ($129 million after-tax) impairment charge related to our Roseton and Danskammer power generation facilities as a result of continued weakening in forward capacity and forward power prices in certain of the markets in which we operate. This charge is included in Impairments and other charges on our Reported Unaudited Condensed Consolidated Statements of Operations and will be further described in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009.

(3)
We recognized pre-tax charges of approximately $433 million ($433 million after-tax) related to the impairment of our goodwill . These charges are included in Goodwill impairments on our Reported Unaudited Condensed Consolidated Statement of Operations and will be further described in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009.

(4)
We recognized a pre-tax gain of approximately $10 million ($6 million after-tax) on the sale of our Heard County power generation facility. This gain is included in Income (loss) from discontinued operations, net of tax on our Reported Unaudited Condensed Consolidated Statements of Operations.

(5)
We recognized pre-tax income of approximately $20 million ($12 million after-tax) related to the change in fair value of the Sandy Creek Project interest rate swaps. This income is included in Earnings (losses) from unconsolidated investments on our Reported Unaudited Condensed Consolidated Statements of Operations.

(6)	A reconciliation of EBITDA from discontinued operations to Loss from discontinued operations, net of tax, is presented below.

EBITDA from discontinued operations		$(217)
	Depreciation and amortization expense from discontinued operations	(15)
	Income tax benefit from discontinued operations	91
Loss from discontinued operations, net of tax		$(141)

(7)
Includes additional expenses primarily due to $151 million nondeductible goodwill, $21 million due to a change in state income tax law and $10 million due to revised assumptions around the ability to utilize certain state deferred tax assets.

DYNEGY INC.
REPORTED SEGMENTED RESULTS OF OPERATIONS
NINE MONTHS ENDED SEPTEMBER 30, 2008
(UNAUDITED) (IN MILLIONS)

		Power Generation
		GEN - MW	GEN - WE	GEN - NE	OTHER	Total
Net income attributable to Dynegy Inc.						$181
Plus / (Less):
	Income tax expense					131
	Interest expense					322
	Depreciation and amortization expense					277
EBITDA (1)		$685	$201	$87	$(62)	$911
Plus / (Less):
	Gain on sale of Rolling Hills (2)	(57)	-	-	-	(57)
	Release of state franchise tax and sales tax liabilities (3)	-	-	-	(16)	(16)
	Gain on sale of NYMEX shares (4)	-	-	-	(15)	(15)
	Gain on sale of Sandy Creek ownership interest (5)	-	(13)	-	-	(13)
	Gain on sale of Oyster Creek ownership interest (6)	-	(11)	-	-	(11)
	Mark-to-market losses (gains), net	(89)	(44)	9	-	(124)
Adjusted EBITDA (1)		$539	$133	$96	$(93)	$675

(1)
EBITDA and Adjusted EBITDA are non-GAAP financial measures. Please refer to Item 2.02 of our Form 8-K filed on November 5, 2009, for definitions, utility and uses of such non-GAAP financial measures. A reconciliation of EBITDA to Operating income (loss) is presented below. Management does not allocate interest expenses and income taxes on a segment level and therefore uses Operating income (loss) as the most directly comparable GAAP measure.

		Power Generation
		GEN - MW	GEN - WE	GEN - NE	OTHER	Total

	Operating income (loss)	$529	$104	$41	$(95)	$579
	Losses from unconsolidated investments	-	(7)	-	(10)	(17)
	Other items, net	-	5	5	36	46
	Net loss attributable to the noncontrolling interests	3	-	-	-	3
	Add: Depreciation and amortization expense	153	57	41	7	258
	EBITDA from continuing operations	685	159	87	(62)	869
	EBITDA from discontinued operations (7)	-	42	-	-	42
	EBITDA	$685	$201	$87	$(62)	$911

(2)
We recognized a pre-tax gain of approximately $57 million ($32 million after-tax) on the sale of our Rolling Hills power generation facility. This gain is included in Gain on sale of assets on our Reported Unaudited Condensed Consolidated Statements of Operations.

(3)
We recognized income related to a release of approximately $16 million ($10 million after-tax) of sales and use tax liability. This income is included in Operating and maintenance expense on our Reported Unaudited Condensed Consolidated Statements of Operations.

(4)
We recognized a pre-tax gain of approximately $15 million ($9 million after-tax) on the sale of our NYMEX shares and two membership seats. This gain is included in Gain on sale of assets on our Reported Unaudited Condensed Consolidated Statements of Operations.

(5)
We recognized equity earnings of approximately $13 million ($8 million after-tax) on the sale of an approximate 11 percent undivided interest in the Sandy Creek Project. This gain is included in Earnings (losses) from unconsolidated investments on our Reported Unaudited Condensed Consolidated Statements of Operations.

(6)
We recognized a pre-tax gain of approximately $11 million ($7 million after-tax) on the sale of our beneficial interest in Oyster Creek. This gain is included in Gain on sale of assets on our Reported Unaudited Condensed Consolidated Statements of Operations.

(7)	A reconciliation of EBITDA from discontinued operations to Income from discontinued operations, net of tax, is presented below.

	EBITDA from discontinued operations		$42
	Depreciation and amortization expense from discontinued operations		(19)
	Income tax expense from discontinued operations		(10)
	Income from discontinued operations, net of tax		$13

DYNEGY INC.
SUMMARY CASH FLOW INFORMATION (1)
(UNAUDITED) (IN MILLIONS)

	Nine Months Ended September 30, 2009			Nine Months Ended September 30, 2008
	GEN	OTHER	Total	GEN	OTHER	Total
Adjusted EBITDA (2)	$831	$(119)	$712	$768	$(93)	$675
Interest payments	-	(231)	(231)	-	(257)	(257)
Cash taxes	-	(3)	(3)	-	(12)	(12)
Collateral (3)	(95)	-	(95)	(61)	-	(61)
Working capital / non-cash adjustments / other changes	(46)	(1)	(47)	57	19	76
Adjusted Cash Flow from Operations (4)	690	(354)	336	764	(343)	421
Maintenance capital expenditures	(103)	(5)	(108)	(83)	(11)	(94)
Environmental capital expenditures	(241)	-	(241)	(171)	-	(171)
Adjusted Free Cash Flow (4)	$346	$(359)	$(13)	$510	$(354)	$156

Net cash used in Investing Activities			$(341)			$(108)

Net cash provided by Financing Activities			$47			$133

(1)
This presentation is intended to demonstrate the relationship between the performance measure of Adjusted EBITDA and the liquidity measure of Adjusted Free Cash Flow. We believe it is useful to our analysts and investors to understand this relationship because it demonstrates how the cash generated by our operations is used to satisfy various liquidity requirements. This presentation is not intended to be a reconciliation of non-GAAP measures pursuant to Regulation G. Such reconciliations of these non-GAAP financial measures to GAAP measures can be found below.

(2)
Adjusted EBITDA is a non-GAAP financial measure. Please refer to Item 2.02 of our Form 8-K filed on November 5, 2009 for definitions, utility and uses of such non-GAAP financial measures. Please see Reported Segmented Results of Operations for the nine months ended September 30, 2009 and September 30, 2008 for a reconciliation of Adjusted EBITDA to Net income (loss) attributable to Dynegy Inc.

(3)
Collateral, including initial margin, includes the effect of cash inflows and outflows arising from the daily settlements of our exchange-traded or brokered commodity futures positions held with our futures clearing manager.

(4)
Adjusted Cash Flow from Operations and Adjusted Free Cash Flow are non-GAAP financial measures. Please refer to Item 2.02 of our Form 8-K filed on November 5, 2009 for definitions, utility and uses of such non-GAAP financial measures. A reconciliation of Adjusted Cash Flow from Operations and Adjusted Free Cash Flow to Cash Flow from Operations is presented below.

	Nine Months Ended September 30, 2009			Nine Months Ended September 30, 2008
	GEN	OTHER	Total	GEN	OTHER	Total
Cash Flow from Operations	$683	$(379)	$304	$757	$(360)	$397
Legal and regulatory payments	7	6	13	7	17	24
Payment for JV Dissolution	-	19	19	-	-	-
Adjusted Cash Flow from Operations	690	(354)	336	764	(343)	421
Maintenance capital expenditures	(103)	(5)	(108)	(83)	(11)	(94)
Environmental capital expenditures	(241)	-	(241)	(171)	-	(171)
Adjusted Free Cash Flow	$346	$(359)	$(13)	$510	$(354)	$156

DYNEGY INC.
OPERATING DATA

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
GEN - MW
Million Megawatt Hours Generated	6.7	7.2	19.2	18.5
In Market Availability for Coal Fired Facilities (1)	92%	95%	89%	89%
Average Capacity Factor for Combined Cycle Facilities (2)	38%	28%	32%	17%
Average Quoted On-Peak Market Power Prices ($/MWh) (3):
Cinergy (Cin Hub)	$31	$74	$35	$73
Commonwealth Edison (NI Hub)	$31	$73	$34	$72
PJM West	$40	$95	$45	$91
Average On-Peak Market Spark Spreads ($/MWh) (4):
PJM West	$16	$27	$13	$17

GEN - WE
Million Megawatt Hours Generated (5)	4.0	4.2	6.8	8.9
Average Capacity Factor for Combined Cycle Facilities (2)	60%	66%	36%	47%
Average Quoted On-Peak Market Power Prices ($/MWh) (3):
North Path 15 (NP 15)	$38	$86	$36	$88
Average On-Peak Market Spark Spreads ($/MWh) (4):
North Path 15 (NP 15)	$12	$25	$8	$20

GEN - NE
Million Megawatt Hours Generated	2.6	2.2	7.8	5.7
In Market Availability for Coal Fired Facilities (1)	95%	93%	94%	92%
Average Capacity Factor for Combined Cycle Facilities (2)	44%	29%	44%	25%
Average Quoted On-Peak Market Power Prices ($/MWh) (3):
New York - Zone G	$44	$113	$50	$111
New York - Zone A	$29	$76	$36	$73
Mass Hub	$37	$95	$45	$100
Average On-Peak Market Spark Spreads ($/MWh) (4):
New York - Zone A	$4	$10	$5	$2
Mass Hub	$13	$28	$11	$25
Fuel Oil	$(72)	$(60)	$(45)	$(45)

Average Natural Gas Price - Henry Hub ($/MMBtu) (6)	$3.15	$9.10	$3.80	$9.67

(1)	Reflects the percentage of generation available during periods when market prices are such that these units could be profitably dispatched.

(2)	Reflects actual production as a percentage of available capacity.

(3)	Reflects the average of day-ahead quoted prices for the periods presented and does not necessarily reflect prices realized by the Company.

(4)
Reflects the simple average of the spark spread available to a 7.0 MMBtu / MWh heat rate generator selling power at day-ahead prices and buying delivered natural gas or fuel oil at a daily cash market price and does not reflect spark spreads available to us.

(5)
Includes our ownership percentage in the MWh generated by our GEN-WE investment in the Black Mountain power generation facility for the three and nine months ended September 30, 2009 and 2008, respectively.

(6)	Reflects the average of daily quoted prices for the periods presented and does not reflect costs incurred by the Company.

DYNEGY INC.
2009 EARNINGS ESTIMATES (1)
(IN MILLIONS)

	Power Generation
	GEN - MW		GEN - WE		GEN - NE		Total GEN		OTHER		Total
Adjusted Gross Margin (2)	$845	$860	$260	$270	$290	$300	$1,395	$1,430	$-	$-	$1,395	$1,430
Operating Expenses	(215)	(225)	(125)	(125)	(185)	(180)	(525)	(530)	-	-	(525)	(530)
General and Administrative Expense	-	-	-	-	-	-	-	-	(175)	(175)	(175)	(175)
Adjusted EBITDA from discontinued operations	-	-	25	25	-	-	25	25	-	-	25	25
Losses From Unconsolidated Investments	-	-	(10)	(10)	-	-	(10)	(10)	-	-	(10)	(10)
Other Items, Net	-	-	-	-	-	-	-	-	20	20	20	20
Adjusted EBITDA (2)	$630	$635	$150	$160	$105	$120	$885	$915	$(155)	$(155)	$730	$760

2009 CASH FLOW ESTIMATES (1) (3)
(IN MILLIONS)

	GEN		OTHER		Total
Adjusted EBITDA (2)	$885	$915	$(155)	$(155)	$730	$760
Cash Interest Payments	-	-	(430)	(430)	(430)	(430)
Cash Tax Payments	-	-	(5)	(5)	(5)	(5)
Collateral	(185)	(185)	-	-	(185)	(185)
Working Capital / Other Changes	(40)	(40)	5	5	(35)	(35)
Adjusted Cash Flow from Operations (4)	660	690	(585)	(585)	75	105
Maintenance Cpital Expenditures	(185)	(185)	(10)	(10)	(195)	(195)
Environmental Capital Expenditures	(280)	(280)	-	-	(280)	(280)
Capitalized Interest	(25)	(25)	-	-	(25)	(25)
Adjusted Free Cash Flow (4)	$170	$200	$(595)	$(595)	$(425)	$(395)

Net Cash Provided by Investing Activities					$260	$260

Net Cash Used in Financing Activities					$(555)	$(555)

(1)
2009 estimates are based on quoted forward commodity price curves using a $3.97/MMBtu gas price as of October 6, 2009. Actual results may vary materially from these estimates based on changes in commodity prices, among other things, including operational activities, legal settlements, financing or investing activities and other uncertain or unplanned items. Reduced 2009 and forward adjusted EBITDA or free cash flow could result from potential divestitures of (a) non-core assets where the earnings potential is limited, or (b) assets where the value that can be captured through a divestiture is believed to outweigh the benefits of continuing to own or operate such assets. Divestitures could also result in impairment charges.

(2)
EBITDA, Adjusted EBITDA and Adjusted Gross Margin are non-GAAP financial measures. Please refer to Item 2.02 of our Form 8-K filed on November 5, 2009, for definitions, utility and uses of such non-GAAP financial measures. Reconciliations of consolidated EBITDA and Adjusted EBITDA to Net Loss attributable to Dynegy Inc. and Adjusted Gross Margin to Operating Income (loss) are presented below. Management does not allocate interest expenses and income taxes on a segment level and therefore uses Operating Income (loss) as the most directly comparable GAAP measure. Accordingly, a reconciliation of EBITDA and Adjusted EBITDA to Operating Income (loss) on a segment level is also presented below.

	Power Generation
	GEN - MW		GEN - WE		GEN - NE		Total GEN		OTHER		Total

Operating Income (Loss)	$75	$80	$(320)	$(310)	$(470)	$(455)	$(715)	$(685)	$(185)	$(185)	$(900)	$(870)
Earnings From Unconsolidated Investments	-	-	10	10	-	-	10	10	-	-	10	10
Other Items, Net	-	-	-	-	-	-	-	-	20	20	20	20
Add: Depreciation and Amortization Expense from continuing operations	230	230	60	60	50	50	340	340	10	10	350	350
EBITDA from continuing operations	305	310	(250)	(240)	(420)	(405)	(365)	(335)	(155)	(155)	(520)	(490)
EBITDA from discontinued operations	(25)	(25)	(200)	(200)	-	-	(225)	(225)	-	-	(225)	(225)
EBITDA	$280	$285	$(450)	$(440)	$(420)	$(405)	$(590)	$(560)	$(155)	$(155)	$(745)	$(715)
Plus / (Less):
Impairments from continuing operations	$220	$220	$260	$260	$485	$485	$965	$965	$-	$-	$965	$965
Impairments from discontinued operations	25	25	235	235	-	-	260	260	-	-	260	260
Sandy Creek Mark-to-Market Gains	-	-	(20)	(20)	-	-	(20)	(20)	-	-	(20)	(20)
Loss on Sale of Assets from continuing operations	75	75	85	85	-	-	160	160	-	-	160	160
Gain on Sale of Assets from discontinued operations	-	-	(10)	(10)	-	-	(10)	(10)	-	-	(10)	(10)
Mark-to-Market Losses	30	30	50	50	40	40	120	120	-	-	120	120
Adjusted EBITDA	$630	$635	$150	$160	$105	$120	$885	$915	$(155)	$(155)	$730	$760

	Power Generation
	GEN - MW		GEN - WE		GEN - NE		Total GEN		OTHER		Total
Adjusted Gross Margin	$845	$860	$260	$270	$290	$300	$1,395	$1,430	$-	$-	$1,395	$1,430
Impairments from continuing operations	(220)	(220)	(260)	(260)	(485)	(485)	(965)	(965)	-	-	(965)	(965)
Loss on Sale of Assets from continuing operations	(75)	(75)	(85)	(85)	-	-	(160)	(160)	-	-	(160)	(160)
Mark-to-Market Losses	(30)	(30)	(50)	(50)	(40)	(40)	(120)	(120)	-	-	(120)	(120)
Operating Expenses	(215)	(225)	(125)	(125)	(185)	(180)	(525)	(530)	-	-	(525)	(530)
Depreciation and Amortization Expense from continuing operations	(230)	(230)	(60)	(60)	(50)	(50)	(340)	(340)	(10)	(10)	(350)	(350)
General and Administrative Expenses	-	-	-	-	-	-	-	-	(175)	(175)	(175)	(175)
Operating Income (Loss)	$75	$80	$(320)	$(310)	$(470)	$(455)	$(715)	$(685)	$(185)	$(185)	$(900)	$(870)

	Total
Net loss attributable to Dynegy Inc.	$(1,155)	$(1,135)
Add Back:
Income Tax Benefit	(435)	(425)
Interest Expense and Debt Conversion Cost	480	480
Depreciation and Amortization Expense from continuing operations	350	350
Depreciation and Amortization Expense from discontinued operations	15	15
EBITDA	$(745)	$(715)
Plus / (Less):
Impairments from continuing operations	965	965
Impairments from discontinued operations	260	260
Sandy Creek Mark-to- Market Gains	(20)	(20)
Loss on Sale of Assets from continuing operations	160	160
Gain on Sale of Assets from discontinued operations	(10)	(10)
Mark-to-Market Losses	120	120
Adjusted EBITDA	$730	$760

(3					) This presentation is not intended to be a reconciliation of non-GAAP measures pursuant to Regulation G.

(4
) Adjusted Cash Flow from Operations and Adjusted Free Cash Flow are non-GAAP financial measures. Please refer to Item 2.02 of our Form 8-K filed on November 5, 2009, for definitions, utility and uses of such non-GAAP financial measures. A reconciliation of Adjusted Cash Flow from Operations and Adjusted Free Cash Flow to Cash Flow from Operations is presented below.

	GEN		OTHER		Total
Cash Flow From Operations	$650	$680	$(605)	$(605)	$45	$75
Legal and Regulatory Payments	10	10	-	-	10	10
Payment for JV Dissolution	-	-	20	20	20	20
Adjusted Cash Flow From Operations	660	690	(585)	(585)	75	105
Maintenance Capital Expenditures	(185)	(185)	(10)	(10)	(195)	(195)
Environmental Capital Expenditures	(280)	(280)	-	-	(280)	(280)
Capitalized Interest	(25)	(25)	-	-	(25)	(25)
Adjusted Free Cash Flow	$170	$200	$(595)	$(595)	$(425)	$(395)

DYNEGY INC.
2010 EARNINGS ESTIMATES (1)
(IN MILLIONS)

	Power Generation
	GEN - MW		GEN - WE		GEN - NE		Total GEN		OTHER		Total
Adjusted Gross Margin (2)	$585	$680	$245	$255	$225	$245	$1,055	$1,180	$-	$-	$1,055	$1,180
Operating Expenses	(215)	(215)	(115)	(115)	(165)	(165)	(495)	(495)	-	-	(495)	(495)
General and Administrative Expense	-	-	-	-	-	-	-	-	(150)	(150)	(150)	(150)
Other Items, Net	-	-	-	-	-	-	-	-	15	15	15	15
Adjusted EBITDA (2)	$370	$465	$130	$140	$60	$80	$560	$685	$(135)	$(135)	$425	$550

2010 CASH FLOW ESTIMATES (1) (3)
(IN MILLIONS)

	GEN		OTHER		Total
Adjusted EBITDA (2)	$560	$685	$(135)	$(135)	$425	$550
Cash Interest Payments	-	-	(380)	(380)	(380)	(380)
Cash Tax Payments	-	-	(5)	(5)	(5)	(5)
Working Capital / Other Changes	(60)	(60)	5	5	(55)	(55)
Adjusted Cash Flow from Operations (4)	500	625	(515)	(515)	(15)	110
Maintenance Capital Expenditures	(110)	(110)	(10)	(10)	(120)	(120)
Environmental Capital Expenditures	(200)	(200)	-	-	(200)	(200)
Capitalized Interest	(25)	(25)	-	-	(25)	(25)
Adjusted Free Cash Flow (4)	$165	$290	$(525)	$(525)	$(360)	$(235)

Net Cash Used in Investing Activities					$(345)	$(345)

Net Cash Used in Financing Activities					$(65)	$(65)

(1)
2010 estimates are based on quoted forward commodity price curves using a $6.15/MMBtu gas price as of October 6, 2009. Actual results may vary materially from these estimates based on changes in commodity prices, among other things, including operational activities, legal settlements, financing or investing activities and other uncertain or unplanned items. Reduced 2010 and forward adjusted EBITDA or free cash flow could result from potential divestitures of (a) non-core assets where the earnings potential is limited, or (b) assets where the value that can be captured through a divestiture is believed to outweigh the benefits of continuing to own or operate such assets. Divestitures could also result in impairment charges.

(2)
EBITDA, Adjusted EBITDA and Adjusted Gross Margin are non-GAAP financial measures. Please refer to Item 2.02 of our Form 8-K filed on November 5, 2009, for definitions, utility and uses of such non-GAAP financial measures. Reconciliations of consolidated EBITDA and Adjusted EBITDA to Net Loss attributable to Dynegy Inc. and Adjusted Gross Margin to Operating Income (loss) are presented below. Management does not allocate interest expenses and income taxes on a segment level and therefore uses Operating Income (loss) as the most directly comparable GAAP measure. Accordingly, a reconciliation of EBITDA and Adjusted EBITDA to Operating Income (loss) on a segment level is also presented below.

	Power Generation
	GEN - MW		GEN - WE		GEN - NE		Total GEN		OTHER		Total

Operating Income (Loss)	$30	$125	$70	$80	$20	$40	$120	$245	$(165)	$(165)	$(45)	$80
Other Items, Net	-	-	-	-	-	-	-	-	15	15	15	15
Add: Depreciation and Amortization Expense	245	245	65	65	35	35	345	345	15	15	360	360
EBITDA from continuing operations	275	370	135	145	55	75	465	590	(135)	(135)	330	455
EBITDA from discontinued operations	-	-	-	-	-	-	-	-	-	-	-	-
EBITDA	$275	$370	$135	$145	$55	$75	$465	$590	$(135)	$(135)	$330	$455
Plus / (Less):
Mark-to-Market Losses	95	95	(5)	(5)	5	5	95	95	-	-	95	95
Adjusted EBITDA	$370	$465	$130	$140	$60	$80	$560	$685	$(135)	$(135)	$425	$550

	Power Generation
	GEN - MW		GEN - WE		GEN - NE		Total GEN		OTHER		Total
Adjusted Gross Margin	$585	$680	$245	$255	$225	$245	$1,055	$1,180	$-	$-	$1,055	$1,180
Mark-to-Market Losses	(95)	(95)	5	5	(5)	(5)	(95)	(95)	-	-	(95)	(95)
Operating Expenses	(215)	(215)	(115)	(115)	(165)	(165)	(495)	(495)	-	-	(495)	(495)
Depreciation and Amortization Expense	(245)	(245)	(65)	(65)	(35)	(35)	(345)	(345)	(15)	(15)	(360)	(360)
General and Administrative Expenses	-	-	-	-	-	-	-	-	(150)	(150)	(150)	(150)
Operating Income (Loss)	$30	$125	$70	$80	$20	$40	$120	$245	$(165)	$(165)	$(45)	$80

	Total
Net loss attributable to Dynegy Inc.	$(250)	$(175)
Add Back:
Income Tax Benefit	(155)	(105)
Interest Expense	375	375
Depreciation and Amortization Expense	360	360
EBITDA	$330	$455
Plus / (Less):
Mark-to-Market Losses	95	95
Adjusted EBITDA	$425	$550

(3)	This presentation is not intended to be a reconciliation of non-GAAP measures pursuant to Regulation G.

(4)
Adjusted Cash Flow from Operations and Adjusted Free Cash Flow are non-GAAP financial measures. Please refer to Item 2.02 of our Form 8-K filed on November 5, 2009, for definitions, utility and uses of such non-GAAP financial measures. A reconciliation of Adjusted Cash Flow from Operations and Adjusted Free Cash Flow to Cash Flow from Operations is presented below.

	GEN		OTHER		Total
Cash Flow and Adjusted Cash Flow From Operations	$500	$625	$(515)	$(515)	$(15)	$110
Maintenance Capital Expenditures	(110)	(110)	(10)	(10)	(120)	(120)
Environmental Capital Expenditures	(200)	(200)	-	-	(200)	(200)
Capitalized Interest	(25)	(25)	-	-	(25)	(25)
Adjusted Free Cash Flow	$165	$290	$(525)	$(525)	$(360)	$(235)